Exhibit 99.12

858 Beatty Street Suite 501 Vancouver, B.C. Canada V6B 1C1 Telephone: (604) 895-2700 Fax: (604) 681-6061

West Fraser Announces COVID-19 Pandemic Response Plan

VANCOUVER, March 19, 2020 /CNW/ - In response to the COVID-19 outbreak West Fraser is taking steps to protect its employees and respond to changing market conditions.

The health and safety of our employees, their families and the communities we work in are vitally important. West Fraser has taken a series of actions to ensure a safe and productive working environment. West Fraser has implemented changes to mitigate potential exposure at our worksites, with a focus on thorough cleaning, strict travel limitations, health education and appropriate social and physical distancing at all Company sites.

As the demand for forest products has begun to decline, the following changes to operating schedules at West Fraser’s manufacturing operations have also been implemented.

Lumber

Effective March 23, lumber production will be reduced at western Canada sawmills by approximately 18% or 12 million board feet per week and lumber production at the Company’s U.S. South sawmills will be reduced by approximately 24% or 15 million board feet per week. These reductions will be implemented through various means including reduced operating hours, elimination of overtime, elimination of shifts and curtailment of operations. Shipping will be maintained as needed to fulfill order commitments. These temporary reductions are expected to stay in place until at least April 6.

Panels

Effective March 23, plywood production will be temporarily suspended at the Company’s Quesnel plywood facility until at least April 6. This will reduce the company’s plywood production by 5,000 msf per week.

Pulp and Paper

The scheduled maintenance shut for the Company’s jointly-owned Cariboo Pulp and Paper mill in Quesnel, British Columbia has been deferred due to risk stemming from the COVID-19 outbreak. Absences due to COVID-19 policy are increasing at some of the Company’s other pulp mills and it is possible that curtailment of operations at these mills may be necessary due to key technical resources not being available.

Capital Expenditure

Actions are underway to reduce planned capital spending for 2020 by $75 million through the delay and deferral of projects that had not yet been started. West Fraser is regularly monitoring market conditions and contractor availability. Further potential steps on capital expenditure are being evaluated as the situation unfolds.

The COVID-19 crisis threatens to further impair staff availability and create market volatility. West Fraser is monitoring the situation closely and it is possible that additional reductions in production or operating curtailments may be necessary.

West Fraser is a diversified wood products company producing lumber, LVL, MDF, plywood, pulp, newsprint, wood chips, other residuals and energy with facilities in western Canada and the southern United States.

This News Release contains descriptions of current circumstances and statements about potential future developments including the timing and amount of the reduction in lumber and panels production, potential future curtailments at our facilities, the timing and amount of capital expenditures, market conditions and demand for our products and the availability of employees and contractors. The latter, which are forward-looking statements, are presented to provide reasonable guidance to the reader but their accuracy depends on a number of assumptions and is subject to various risks and uncertainties. Actual outcomes and results will depend on a number of factors that could affect the ability of the Company to execute its business plans, including those matters described in the 2019 annual Management’s Discussion & Analysis under “Risks and Uncertainties”, and may differ materially from those anticipated or projected. Accordingly, readers should exercise caution in relying upon forward-looking statements and the Company undertakes no obligation to publicly revise them to reflect subsequent events or circumstances, except as required by applicable securities laws.

West Fraser shares trade on the Toronto Stock Exchange under the symbol: “WFT”.

SOURCE West Fraser Timber Co. Ltd.

  View original content: http://www.newswire.ca/en/releases/archive/March2020/19/c5665.html

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For further information: Chris Virostek, Vice-President, Finance and Chief Financial Officer, (604) 895-2700, www.westfraser.com

CO: West Fraser Timber Co. Ltd.

CNW 19:00e 19-MAR-20